Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2020

Shareholders, Clients and Team Members:

Despite the current unparalleled operating environment, I am pleased to report that your Company recorded pre-tax income of $14.7 million for the first nine months of 2020 compared to $7.7 million for the same period of 2019, an 89.4% increase. In addition, the Company’s Board of Directors approved a $0.16 per common share dividend which is a 14% increase from the second quarter and amounts to approximately 10% of net income for the third quarter.

Increased year to date revenues as compared to the same period in 2019 were primarily the result of the Company’s ability to increase net interest income and gain on loan sales by $2.7 million and $10.6 million, respectively. These increases were made possible by the commitment of the bank’s team members to succeed through service to others. Although your Company has not experienced increases in delinquencies or losses through September 30, 2020, management has allocated an additional $4,450,000 provision to the allowance for loan losses during the first nine months of 2020 in response to the increased uncertainties in our loan portfolio related to this environment.

We are also pleased to announce that your Company has received regulatory approval for expansion into Paulding County. We have established a temporary retail branch location at 103 East Perry Street in Paulding and expect to have a permanent location on the courthouse square in 2021. We could not be more enthusiastic about the recent addition of talented, experienced team members from that market, and the new deposit and loan opportunities in this contiguous county to our home office.

Despite these unprecedented times, the continued accomplishments of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company. Thank you for your ongoing support and the trust you have placed in us.

Respectfully,

Brian D. Young

President and CEO

United Bancshares, Inc.

and Subsidiaries

Financial Information (unaudited)	Nine months ended September 30, 2020	Nine months ended September 30, 2019
	(dollars in thousands, except per share data)
Condensed Statement of Income
Interest income	$29,410	$28,051
Interest expense	5,302	6,600
Net interest income	24,108	21,451
Provision for loan losses	4,450	400
Net interest income after provision for loan losses	19,658	21,051
Non-interest income	22,099	9,474
Non-interest expenses	27,099	22,784
Income before income taxes	14,658	7,741
Provision for income taxes	2,652	1,224
Net income	$12,006	$6,517

Average common shares outstanding (basic)	3,270,705	3,271,028

PER COMMON SHARE
Net income	$3.67	$1.99
Book value	$33.44	$27.87
Tangible book value (non-GAAP)*	$24.49	$18.87
Closing price	$21.50	$20.02

FINANCIAL RATIOS
Return on average assets	1.66%	1.02%
Return on average tangible equity (non-GAAP)*	22.16%	15.50%
Net interest margin, tax equivalent (non-GAAP)*	3.72%	3.77%
Efficiency ratio (non-GAAP)*	58.10%	72.84%
Loans (including held for sale) to deposits	85.70%	83.67%

PERIOD END BALANCES

	As of September 30, 2020	As of September 30, 2019
Assets	$993,381	$875,830
Loans, gross	$671,479	$573,210
Deposits	$820,998	$706,324
Shareholders' equity	$109,409	$91,185

Common shares outstanding	3,271,651	3,272,315

* Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include tangible book value, return on average tangible equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying table. Management, as well as regulators, financial analysts and other investors may use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total shareholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

United Bancshares, Inc.

and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

Shareholders' Equity to Tangible Equity	September 30, 2020	September 30, 2019
Shareholders' equity	$109,409	$91,185
Less goodwill and other intangibles	29,296	29,450
Tangible common equity	$80,113	$61,735
Average Shareholders' equity	$101,598	$85,566
Less average goodwill and other intangibles	29,347	29,504
Average tangible common equity	$72,251	$56,062

Tangible Book Value Per Common Share
Tangible common equity (a)	$80,113	$61,735
Total common shares issued and outstanding (b)	3,271,651	3,272,315
Tangible book value per common share (a)/(b)	$24.49	$18.87

Return on Average Tangible Equity
Net income, annualized (c)	$16,008	$8,689
Average tangible common equity (d)	$72,251	$56,062
Return on average tangible common equity (c/d)	22.16%	15.50%

Net Interest Margin, Tax-Equivalent
Net interest income, annualized	$32,144	$28,601
Tax-equivalent adjustment	579	473
Tax-equivalent net interest income, annualized (e)	$32,723	$29,074
Average earning assets (f)	$880,496	$770,819
Net interest margin, tax-equivalent (e)/(f)	3.72%	3.77%

Efficiency Ratio, Tax-Equivalent
Non-interest expense (g)	$27,099	$22,784
Tax-equivalent net interest income	24,542	21,806
Non-interest income	22,099	9,474
Total revenue (h)	$46,641	$31,280
Efficiency ratio (g)/(h)	58.10%	72.84%

UNITED BANCSHARES, INC.

DIRECTORS Robert L. Benroth Herbert H. Huffman H. Edward Rigel David P. Roach	Daniel W. Schutt – Chairman R. Steven Unverferth Brian D. Young

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Stacy A. Cox – Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth Anthony M.V. Eramo Herbert H. Huffman Kevin L. Lammon William R. Perry	H. Edward Rigel David P. Roach Carol R. Russell Daniel W. Schutt R. Steven Unverferth
Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001. Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

461 Beecher Road

Gahanna, OH 43230

614-269-4400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211

2660 US Hwy 224, Ste. 3

Plymouth, OH 44865

419-659-2141

468 Polaris Parkway

Westerville, OH 43082

614-269-4402